UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 30, 2004

DELTA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia  30320-6001
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (404) 715-2600

Registrant’s Web site address:    www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The text set forth below under Item 2.03 is incorporated into this Item by this reference.

We have a number of other commercial relationships with the lenders described in Item 2.03.  We have entered into financing agreements, aircraft leases, and contracts for the purchase of engines, among other arrangements, with GE Commercial Finance and its affiliates.  We have entered into credit card processing agreements and agreements for the purchase of SkyMiles, among other arrangements, with American Express Travel Related Services Company, Inc. and its affiliates.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On November 30, 2004 we entered into three agreements providing for financing of up to $1.13 billion.

GE Commercial Finance Facility

The first agreement (GE Commercial Finance Facility) consists of a $330 million senior secured term loan (Term Loan) and a $300 million senior secured revolving credit facility (Revolver) with a syndicate of financial institutions for which General Electric Capital Corporation acts as Agent (Agent).

The total committed amount of our Revolver is $300 million, subject to reserves set by the Agent from time to time (currently $50 million).  Up to $150 million of the Revolver is available for the issuance of letters of credit.  On December 1, 2004, we borrowed $250 million under the Revolver.  Availability under the Revolver is subject to a Revolver borrowing base, defined as the sum of (i) up to 80% of the book value of eligible billed accounts receivable, (ii) up to 50% of the book value of eligible unbilled accounts receivable and (iii) up to the lesser of 50% of the book value of eligible refundable tickets and $30 million, in each case less reserves established from time to time by the Agent.  If the outstanding Revolver at any time exceeds the Revolver borrowing base, we must immediately repay an amount equal to the excess.  The Revolver matures on December 1, 2007.  Revolver loans bear interest at LIBOR or an index rate, at our option, plus a margin of 4.00% over LIBOR and 3.25% over the index rate.  The unused portion of the Revolver is subject to a fee of 0.50% or 0.75% per annum, depending upon the amount used.

The total amount of our Term Loan is $330 million, which we borrowed in full on December 1, 2004.  The Term Loan is subject to a Term Loan borrowing base, defined as the sum of (i) the lesser of 50% of the fair market value of eligible real estate and $100 million, (ii) the lesser of 50% of the net orderly liquidation value (NOLV) of eligible aircraft and $215 million, (iii) the lesser of 50% of the NOLV of eligible flight simulators and $25 million, (iv) the lesser of 25% of the NOLV of eligible spare parts and $7 million, (v) the lesser of 25% of the NOLV of eligible ground service equipment and $25 million, (vi) the lesser of 25% of the NOLV of certain other eligible equipment and $25 million and (vii) the amount of cash held in a cash collateral account pledged to the Term Loan lenders. If the outstanding Term Loan at any time exceeds the Term Loan borrowing base, we must immediately repay an amount equal to the excess.  The Term Loan is repayable in 12 equal monthly installments commencing on January 1, 2007, with the final installment due December 1, 2007.  The Term Loan bears interest at LIBOR or an Index Rate, at our option, plus a margin of 6.00% over LIBOR and 5.25% over the index rate, subject to a LIBOR floor of 3%.

Our obligations under the GE Commercial Finance Facility are guaranteed by substantially all of our domestic subsidiaries (Guarantors), other than ASA Holdings, Inc. (ASA) and Comair Holdings, LLC (Comair), and their respective subsidiaries.  We will be required to make certain mandatory repayments of the Term Loan and the Revolver (or reduce the Revolver availability) in the event we sell certain assets (including ASA and Comair), subject to certain exceptions.  We may not voluntarily repay the Revolver other than in connection with an equal permanent reduction in its availability.

The Revolver is secured by (i) a first priority lien on all of our and the Guarantors’ accounts receivable, excluding certain accounts receivable subject to a first priority lien securing the Amex Facilities described below, and (ii) a second priority lien on all assets securing the Term Loan.  Subject to certain exceptions, the Term Loan is secured by a first priority lien on substantially all of our and the Guarantors’ other remaining unencumbered assets, including a pledge of the stock of ASA, Comair and certain of our other domestic subsidiaries, other investments, certain aircraft, real property, spare parts, flight simulators, ground equipment, landing slots and international routes.  The Term Loan is also secured by a second priority lien on all assets securing the Revolver.  The Revolver and the Term Loan are also secured by a junior lien on assets securing the Amex Facilities.

The GE Commercial Finance Facility includes affirmative, negative and financial covenants that impose substantial restrictions on our financial and business operations, including our ability to, among other things, incur or secure other debt, make investments, sell assets and pay dividends or repurchase stock.  The financial covenants also require us to maintain specified levels of unrestricted cash and cash equivalents and specified levels of cash and cash equivalents in accounts pledged to the Agent for the benefit of the Term Loan and Revolver lenders, to achieve certain levels of EBITDAR (earnings before interest, taxes, depreciation and amortization and aircraft rent) and to not exceed specified levels of capital expenditures.

The GE Commercial Finance Facility contains customary events of default, including cross defaults to the Amex Facilities and our other debt and certain change of control events. Upon the occurrence of an event of default, the outstanding obligations under the Term Loan and the Revolver may be accelerated and become due and payable immediately.

As a condition to availability of the GE Commercial Finance Facility, we also entered into two separate arrangements with General Electric Capital Corporation (GECC).

First, we granted GECC the right, exercisable to November 2, 2005, to lease to us (or, at our option subject to certain conditions, certain Delta Connection carriers), up to twelve CRJ‑200 aircraft currently leased to other airlines for the remainder of the existing lease terms for specified rent amounts.

Second, we amended three of our previously described, existing secured financing agreements with GECC (Spare Engines Loan, Spare Parts Loan and Reimbursement Agreement).  GECC agreed that the minimum collateral value test we must meet under the Reimbursement Agreement in March 2006 would be changed, to be satisfied if the amount of GECC’s Aggregate Exposure (as defined) does not exceed 60% (as opposed to 50% previously) of the appraised market value of the nine B-767-400 and three B-777-200 aircraft that comprise part of the collateral for our obligations under the Reimbursement Agreement.  We agreed that (i) the maximum amount of certain other existing debt and aircraft lease obligations to GECC and its affiliates secured, on a subordinated basis, by certain of the collateral securing these financing agreements would be increased from $110 million to $160 million and (ii) up to $75 million in appraised value of the collateral securing the Spare Parts Loan would secure our obligations under the Reimbursement Agreement, the Spare Engines Loan and any of the CRJ-200 aircraft leases referred to above, as well as be added to the collateral that secures, on a subordinated basis, up to $160 million of other existing debt and aircraft lease obligations to GECC and its affiliates.

This description of the GE Commercial Finance Facility is subject in all respects to the actual provisions of the GE Commercial Finance Facility, a copy of which is filed with this Form 8-K as Exhibit 99.1.

Amex Facilities

The other two agreements (Amex Facilities) consist of substantially identical supplements to the two existing agreements under which American Express Travel Related Services Company Inc. (Amex) purchases SkyMiles from us, the Membership Rewards Agreement and the Co-Branded Credit Card Program Agreement (SkyMiles Agreements).  Pursuant to the terms of the Amex Facilities, Amex agreed to make advances to us, as prepayment for purchases of SkyMiles under the SkyMiles Agreements, in two installments of $250 million each.  The initial installment was paid on December 1, 2005 and the final installment is payable on a date specified by us, no sooner than March 1, 2005, and subject to satisfaction of certain conditions precedent.  The prepayment amount will be credited, in equal monthly installments, towards Amex’s actual purchases of SkyMiles during the 24-month period commencing in December 2005.  Any unused prepayment credit will carry over to the next succeeding month with a final repayment date for any then outstanding advances no later than December 1, 2007.  The outstanding advances will bear a fee, equivalent to interest, at a rate of LIBOR plus a margin of 7.75% over LIBOR, subject to a LIBOR floor of 3%.

Our obligations under the Amex Facilities are guaranteed by the same Guarantors as for the GE Commercial Finance Facility.  We will be required to make certain mandatory repayments of advances in the event we sell ASA and Comair.

Our obligations under the Amex Facilities are secured by (i) a first priority lien on our right to payment from Amex for purchased SkyMiles and our interest in the SkyMiles Agreements and related assets and in the Card Services Agreement pursuant to which Amex processes travel and other purchases made from us using Amex credit cards (Card Services Agreement) and (ii) a junior lien on the collateral securing the GE Commercial Finance Facility.  Our obligations under the Card Services Agreement are also secured by the collateral securing the Amex Facilities.

The Amex Facilities contain affirmative, negative and financial covenants substantially the same as those found in the GE Commercial Finance Facility.

The Amex Facilities contain customary events of default, including cross defaults to our obligations under the GE Commercial Finance Facility and our other debt and certain change of control events. Upon the occurrence of an event of default, the outstanding advances under the Amex Facilities may be accelerated and become due and payable immediately.

The GE Commercial Finance Facility and the Amex Facilities are subject to an intercreditor agreement that generally regulates the respective rights and priorities of the lenders under each Facility with respect to collateral and certain other matters.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 99.1	Credit Agreement dated as of November 30, 2004 among Delta Air Lines, Inc., the Other Credit Parties Signatory thereto, General Electric Capital Corporation and GECC Capital Markets Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

By: /s/ Edward H. Bastian
Date: December 6, 2004	Edward H. Bastian Senior Vice President – Finance and Controller

EXHIBIT INDEX

Exhibit Number	Description
99.1	Credit Agreement dated as of November 30, 2004 among Delta Air Lines, Inc., the Other Credit Parties Signatory thereto, General Electric Capital Corporation and GECC Capital Markets Group, Inc.